Exhibit 5.1

650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Tel: +1.714.540.1235 Fax: +1.714.755.8290
www.lw.com

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William Lyon Homes

4695 MacArthur Court, 8th Floor

Newport Beach, California 92660

Re:	Registration Statement No. 333-198793;

150,000 of 6.50% Tangible Equity Units

Ladies and Gentlemen:

We have acted as special counsel to William Lyon Homes, a Delaware corporation (the “Company”), in connection with the issuance of 150,000 of the Company’s 6.50% Tangible Equity Units (the “Units”). Each Unit is comprised of (a) a prepaid stock purchase contract (each, a “Purchase Contract”) being issued under the purchase contract agreement (the “Purchase Contract Agreement”), dated as of November 21, 2014, between the Company, U.S. Bank National Association, as purchase contract agent, and the Trustee (as defined blow), and (b) a senior amortizing note (each, an “Amortizing Note”) being issued pursuant to a base indenture, dated November 21, 2014 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), and the first supplemental indenture thereto, dated November 21, 2014, between the Company and the Trustee (together with the Base Indenture, the “Indenture”). The Purchase Contracts are to be settled, in accordance with their terms and the terms of the Purchase Contract Agreement, into shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Common Stock”). The Units, Purchase Contracts, Amortizing Notes and Common Stock issuable upon the settlement of the Purchase Contracts are being issued pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 17, 2014 (Registration No. 333-198793) (as amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Units, Purchase Contracts, Amortizing Notes and Common Stock upon settlement of the Purchase Contracts.

December 3, 2014

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and the general corporation law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. When the Units have been duly executed, issued, and authenticated in accordance with the terms of the Purchase Contract Agreement and delivered against payment therefor in the circumstances contemplated by Underwriting Agreement filed as Exhibit 1.1 to the Form 8-K filed by the Company with the Commission on November 21, 2014 (the “Underwriting Agreement”), the Units will be legally valid and binding obligations of the Company, enforceable against it in accordance with their terms.

2. When the Amortizing Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Amortizing Notes will be legally valid and binding obligations of the Company, enforceable against it in accordance with their terms.

3. When the Purchase Contracts have been duly executed, issued and authenticated in accordance with the terms of the Purchase Contract Agreement and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Purchase Contracts will be legally valid and binding obligations of the Company, enforceable against it in accordance with their terms.

4. When the shares of Common Stock initially reserved for issuance upon settlement of the Amortizing Notes in accordance with the Purchase Contract Agreement are so issued, such shares of Common Stock will have been duly authorized by all necessary corporate action of the Company, and will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the

December 3, 2014

indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, and (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief.

With your consent, we have assumed (a) that the Purchase Contract Agreement, the Indenture, the Units, the Amortizing Notes and the Purchase Contracts (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated December 3, 2014 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP